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We consent to the incorporation by reference in Registration Statements Nos.
333-44614 and 333-44616 of Return Assured Incorporated, formerly known as Hertz Technology Group, Inc., all on Form S-3 of our report dated September 27, 2000 and October 17, 2000 relating to the audited financial statements for the period ending August 31, 2000 of Return Assured Incorporated (formerly A Sure eCommerce, Inc.), appearing in the Annual Report on Form 10-KSB of Return Assured Incorporated, formerly known as Hertz Technology Group, Inc., to be filed with the Securities and Exchange Commission.

/s/ Pannell Kerr Forster
Vancouver, Canada
December 12, 2000